Jack Henry & Associates, Inc.	Analyst & IR Contact:	Kevin D. Williams
663 Highway 60, P.O. Box 807		Chief Financial Officer
Monett, MO 65708		(417) 235-6652

FOR IMMEDIATE RELEASE

JACK HENRY & ASSOCIATES FIRST QUARTER FISCAL 2013
16% INCREASE IN NET INCOME

Monett, MO, October 31, 2012 - Jack Henry & Associates, Inc. (NASDAQ: JKHY), a leading provider of technology solutions and payment processing services primarily for the financial services industry, today announced first quarter fiscal 2013 results with a 9% increase in revenue, an increase of 11% in gross profit and a 16% increase in net income over the first quarter of fiscal 2012.
For the quarter ended September 30, 2012, the company generated total revenue of $271.0 million compared to $248.3 million in the same quarter a year ago. Gross profit increased to $115.9 million from $104.4 million in the first quarter of last fiscal year. Net income in the current quarter was $42.5 million, or $0.49 per diluted share, compared to $36.5 million, or $0.42 per diluted share in the same quarter a year ago.
According to Jack Prim, CEO, “We are pleased to again announce record revenue and earnings driven by strong organic revenue growth in the quarter.  As the number of bank failures has continued to decline we face fewer headwinds on our revenue growth.”
Operating Results
“We experienced a very good start to our fiscal 2013 with record revenue, gross profit and operating income compared to any quarter in our history,” stated Tony Wormington, President. “Our Support and Services revenue was once again the primary driver of our revenue growth which represented 90% of total revenue in the quarter. Within this line we saw strong growth in every component for the quarter compared to the prior year, which overall our Support and Services revenue grew 11% for the quarter compared to a year ago.”
License revenue for the first quarter increased to $12.9 million, or 5% of first quarter total revenue, from $12.3 million, or 5% of first quarter total revenue a year ago. Support and service revenue increased 11% to $244.6 million, or 90% of total revenue in first quarter of fiscal 2013 from $220.3 million, or 89% of total revenue for the same period a year ago. Within support and service revenue, electronic payment services (which include ATM/debit/credit card transaction processing, bill payment, remote deposit capture and ACH transaction processing services) had the largest growth of $12.3 million or 15% in the first quarter compared to the same quarter a year ago. Hardware sales in the first quarter of fiscal 2013 decreased 14% to $13.6 million (5% of total revenue), from $15.8 million (6% of total revenue) in the first quarter of last fiscal year.
Cost of sales for the first quarter increased 8% to $155.1 million from $143.9 million for the first quarter in fiscal 2012. Gross profit increased 11% to $115.9 million for the first quarter this fiscal year from $104.4 million last year. Gross margin was 43% for the first quarter, compared to 42% in the same period last year.
Gross margin on license revenue for the first quarter of fiscal 2013 was 92% compared to 91% in the first quarter of fiscal 2012. The change in license gross margin is a result of fluctuations in the sales mix of products delivered. Support and service gross margin was 41% in the first quarter of fiscal 2013, up slightly from 40% in the first quarter of fiscal 2012. Hardware gross margins decreased for the first quarter at 22% compared to 26% for the same quarter last year.
Operating expenses increased 4% in the first quarter of fiscal 2013 compared to the same quarter a year ago primarily due to increased selling and marketing expenses. Selling and marketing expenses increased 8% in the current year first quarter to $20.2 million, or 7% of total revenue, from $18.8 million, or 8% of prior year first quarter revenue. Research and development expenses decreased 2% to $14.6 million, or 5% of total revenue, from $14.9 million, or 6% of total revenue, for the first quarter in fiscal 2012. General and administrative costs increased 5% in the current year first quarter to $13.6 million, or 5% of total revenue, from $12.9 million, or 5% of total revenue, in the first quarter of fiscal 2012.
Operating income increased 17% to $67.5 million, or 25% of first quarter revenue, compared to $57.8 million, or 23% of revenue in the first quarter of fiscal 2012. Provision for income taxes increased 19% in the current first quarter compared to the same quarter in fiscal 2012 and is 36.0% of income before income taxes this quarter compared to 35.4% of income before income taxes for the same period in fiscal 2012. The prior year percentage was lower due primarily to the Research and Experimentation Credit ("R&E Credit") which expired December 31, 2011. First quarter net income totaled $42.5 million, or $0.49 per diluted share, compared to $36.5 million, or $0.42 per diluted share in the first quarter of fiscal 2012.
For the first quarter of 2013, the bank systems and services segment revenue increased 8% to $202.4 million from $187.1 million in the same quarter last year. Gross margin was 42% in both the current and prior year fiscal quarters. The credit union systems and services segment revenue increased 12% to $68.6 million with a gross margin of 44% for the first quarter of 2013 from $61.2 million and a gross margin of 42% in the same period a year ago.

JKHY First Quarter Net Income Increases 16%
October 31, 2012

According to Kevin Williams, CFO, “the reported results for our first fiscal quarter were slightly ahead of our internal budget, as total revenue was within 2%, but we were able to expand our margins slightly ahead of plan for the quarter as our Managers and Associates continue to do a great job of driving revenue growth and at the same time focusing on efficiencies for our company; while also continuing to provide industry leading customer service. Currently we have approximately $224 million in cash, and the availability of our entire revolver facility to fund future acquisitions, stock buy-backs, dividends or other corporate initiatives for the benefit of our company and shareholders.”
Balance Sheet, Cash Flow, and Backlog Review
At September 30, 2012, cash and cash equivalents increased to $223.7 million from $108.1 million at September 30, 2011. Trade receivables increased slightly to $136.8 million from $134.6 million a year ago. Current and long term debt decreased from $157.3 million a year ago to $132.7 million at September 30, 2012 primarily due to the ongoing quarterly term loan payments. Deferred revenue increased slightly to $247.6 million at September 30, 2012, compared to $238.5 million a year ago. Stockholders' equity increased 12% to $1,016.0 million at September 30, 2012, compared to $909.2 million a year ago.
Backlog increased 17% at September 30, 2012 to $423.4 million ($92.2 million in-house and $331.2 million outsourcing) from $361.2 million ($73.2 million in-house and $288.0 million outsourcing) at September 30, 2011. Backlog decreased 3% when compared to June 30, 2012, which was $435.3 million ($92.7 million in-house and $342.6 million outsourcing).
Cash provided by operations totaled $101.8 million in the current year compared to $78.5 million last year. The following table summarizes net cash (in thousands) from operating activities:

	Three Months Ended
	September 30,
	2012	2011
Net income	$42,475	$36,475
Non-cash expenses	29,655	26,885
Change in receivables	81,478	72,862
Change in deferred revenue	(48,392)	(56,586)
Change in other assets and liabilities	(3,367)	(1,173)
Net cash provided by operating activities	$101,849	$78,463
Cash used in investing activities for fiscal 2013 of $18.5 million included capital expenditure on facilities and equipment of $6.8 million and $11.6 million for the development of software. Cash used in investing activities for fiscal 2012 was $18.8 million and included capital expenditures of $10.7 million, and capitalized software development of $7.5 million.
During fiscal 2013, net cash used in financing activities for the current fiscal year is $17.0 million and includes repayments on our credit facilities of $5.7 million, payment of dividends of $9.9 million and purchases of treasury shares totaling $4.8 million. Cash used in financing activities was partially offset by net proceeds of $3.4 million from the exercise of stock options, the sale of common stock and excess tax benefits from stock option exercises. Net cash used in financing activities for the prior fiscal year was $14.7 million and includes repayments on our credit facilities of $6.3 million and dividends paid of $9.1 million, partially offset by net proceeds of $0.7 million from the exercise of stock options, the sale of common stock and excess tax benefits from stock option exercises.
About Jack Henry & Associates
Jack Henry & Associates, Inc. (NASDAQ: JKHY) is a leading provider of computer systems and electronic payment solutions primarily for financial services organizations. Its technology solutions serve more than 11,900 customers nationwide, and are marketed and supported through three primary brands. Jack Henry Banking™ supports banks ranging from community to mid-tier institutions with information processing solutions. Symitar™ is the leading provider of information processing solutions for credit unions of all sizes. ProfitStars provides highly specialized products and services that enable financial institutions of every asset size and charter, and diverse corporate entities to mitigate and control risks, optimize revenue and growth opportunities, and contain costs.  Additional information is available at www.jackhenry.com. The company will hold a conference call on November 1, 2012; at 7:45 a.m. Central Time and investors are invited to listen at www.jackhenry.com.

Statements made in this news release that are not historical facts are forward-looking information. Actual results may differ materially from those projected in any forward-looking information. Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated by any forward-looking information. Additional information on these and other factors, which could affect the Company's financial results, are included in its Securities and Exchange Commission (SEC) filings on Form 10-K, and potential investors should review these statements. Finally, there may be other factors not mentioned above or included in the Company's SEC filings that may cause actual results to differ materially from any forward-looking information.

JKHY First Quarter Net Income Increases 16%
October 31, 2012

Condensed Consolidated Statements of Income (Unaudited)
(In Thousands, Except Per Share Data)	Three Months Ended
	September 30,		% Change
	2012	2011
REVENUE
License	$12,864	$12,264	5%
Support and service	244,585	220,270	11%
Hardware	13,552	15,804	(14)%
Total	271,001	248,338	9%
COST OF SALES
Cost of license	1,077	1,127	(4)%
Cost of support and service	143,418	131,124	9%
Cost of hardware	10,578	11,661	(9)%
Total	155,073	143,912	8%
GROSS PROFIT	115,928	104,426	11%
Gross Profit Margin	43%	42%
OPERATING EXPENSES
Selling and marketing	20,189	18,754	8%
Research and development	14,645	14,936	(2)%
General and administrative	13,578	12,939	5%
Total	48,412	46,629	4%
OPERATING INCOME	67,516	57,797	17%
INTEREST INCOME (EXPENSE)
Interest income	187	129	45%
Interest expense	(1,341)	(1,456)	(8)%
Total	(1,154)	(1,327)	(13)%
INCOME BEFORE INCOME TAXES	66,362	56,470	18%
PROVISION FOR INCOME TAXES	23,887	19,995	19%
NET INCOME	$42,475	$36,475	16%
Diluted net income per share	$0.49	$0.42
Diluted weighted average shares outstanding	86,605	87,134

Consolidated Balance Sheet Highlights (Unaudited)
(In Thousands)	September 30,		% Change
	2012	2011
Cash and cash equivalents	$223,688	$108,055	107%
Receivables	136,827	134,648	2%
Total assets	1,602,684	1,481,778	8%

Accounts payable and accrued expenses	$57,993	$54,290	7%
Current and long term debt	132,705	157,309	(16)%
Deferred revenue	247,608	238,518	4%
Stockholder's Equity	1,016,015	909,163	12%